Exhibit 10.21

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT

IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN

REDACTED

MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE AGREEMENT

between

LOANDEPOT.COM, LLC

Seller

and

JEFFERIES MORTGAGE FUNDING, LLC

Purchaser

Dated as of February 28, 2013

Participation Certificates backed by Mortgage Loans

EXHIBITS

Exhibit A	Participation Certificate

Exhibit B-1	Trade Assignment

Exhibit B-2	Trade Assignment (Blanket)

Exhibit C	Document List

Exhibit D	Warehouse Lender’s Release

Exhibit E	Assignment

Exhibit F	Form of Confirmation

Exhibit G	Seller’s Officer’s Certificate

Exhibit H	Seller’s Officer’s Certificate

Annex A	Purchaser Notices

- i -

Exhibit 10.21

EXECUTION VERSION

MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE AGREEMENT

This is a MORTGAGE LOAN PARTICIPATION PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of February 28, 2013, between JEFFERIES MORTGAGE FUNDING, LLC (“Purchaser”) and LOANDEPOT.COM, LLC (“Seller”).

PRELIMINARY STATEMENT

Seller desires to sell to Purchaser from time to time all of Seller’s beneficial right, title and interest in and to designated pools of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back Securities, and the servicing rights relating thereto, with the terms described in related Takeout Commitments, each in the form of a 100% beneficial ownership interest evidenced by a Participation Certificate.

Purchaser desires and may, in its sole discretion, purchase such Participation Certificates from Seller in accordance with the terms and conditions set forth in this Agreement. Seller, subject to the terms hereof, will cause delivery of the Related Participation Certificate evidencing a 100% beneficial ownership interest in the Related Mortgage Loans and the servicing rights related thereto. Purchaser’s willingness to purchase any Participation Certificate evidencing a beneficial interest in the Related Mortgage Loans and the servicing rights related thereto is at the sole discretion of Purchaser and based on Purchaser’s expectation, in reliance upon Seller’s representations and warranties herein, that such Mortgage Loans in the aggregate, constitute a pool or pools of mortgage loans that are eligible to back a Security, which will be purchased by a Takeout Investor.

The amount of the Purchase Price and the Completion Fee to be paid by Purchaser to Seller with respect to each Participation Certificate will be calculated on the expectation of Purchaser, based upon the representations and warranties of Seller herein, that the Takeout Investor will purchase the Related Mortgage Loans on the related Settlement Date.

The parties hereto hereby agree as follows:

Section 1. Definitions.

Capitalized terms used but not defined herein shall have the meanings set forth in the Custodial Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Accepted Servicing Practices”: With respect to any Related Mortgage Loan, those accepted and prudent mortgage servicing practices and procedures (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of each Agency Program, applicable law, FHA regulations and VA regulations and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.

“Act of Insolvency”: With respect to Seller or any Affiliate of Seller: (i) becoming insolvent or admitting in writing its inability to pay its debts as they come due, or the commencement of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official or of any substantial part of its property or the making of an assignment for the benefit of creditors or the failure generally to pay debts as such debts become due or the taking of action in furtherance of any of the foregoing; (ii) a petition or a proceeding shall have been filed or commenced against Seller or such Affiliate seeking (a) a decree or order for relief in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy laws or similar law, as now or hereafter in effect, (b) the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Seller or such Affiliate or of any substantial part of its property, or (c) the winding up or liquidation of the affairs of Seller or such Affiliate and such petition or proceeding shall not have been dismissed for a period of thirty (30) consecutive days, or an order or decree for relief against Seller or such Affiliate shall be entered in any such proceeding; (iii) the making or offering by Seller or such Affiliate of a concession with its creditors or a general assignment for the benefit of creditors; (iv) Seller or such Affiliate shall (a) either fail or admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) voluntarily suspend payment of any of its debts or obligations as they become due or mature; (v) any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of Seller or of any of its Affiliates, or shall have taken any action to displace the management of Seller or of any of its Affiliates or to curtail its authority in the conduct of the business of Seller or of any of its Affiliates; or (vi) the audited annual financial statements of Seller or such Affiliate or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import or shall indicate that Seller has a negative net worth or is insolvent.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agency Guide”: The FHLMC Guide, the FNMA Guide or the GNMA Guide, as applicable.

“Agency Program”: The FHLMC Program, the FNMA Program or the GNMA Program, as applicable.

“Applicable Agency”: GNMA, FNMA or FHLMC, as applicable.

“Applicable Percentage”: With respect to each Related Mortgage Loan the percentage applicable to such Mortgage Loan that is set forth in the related Confirmation.

“Appraised Value”: With respect to any Mortgaged Property, the value thereof set forth in an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of FHMA and FHMLC . Each appraisal has been made in accordance with and satisfies the provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

“Approvals”: With respect to Seller, the approvals obtained by the Applicable Agency in designation of Seller as a GNMA-approved issuer, a GNMA-approved servicer, a FHA-approved mortgagee, a VA-approved lender, a FNMA approved lender or a FHLMC approved Seller/Servicer, as applicable, in good standing.

“Assignee”: As defined in Section 7.

“Assignment of Mortgage”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the beneficial interest in the Mortgage to Purchaser.

“Business Day”: Any day other than a Saturday, Sunday and any day on which banks located in the State of New York or California are authorized or required to close for business.

“Collateral”: As defined in Section 8(c).

“Completion Fee”: With respect to each Participation Certificate, an amount equal to the Final Installment plus the Net Carry Adjustment, which amount shall be payable to Seller by Purchaser as compensation to Seller for its services in connection with the issuance of the related Participation Certificate and the effectuation of the Takeout Commitment.

“Confirmation”: A written confirmation of Purchaser’s intent to purchase a Participation Certificate, which written confirmation shall be substantially in the form attached hereto as Exhibit F.

“Credit File”: All Mortgage Loan papers and documents required to be maintained pursuant to the Sale Agreement, including without limitation, the related Servicing Records, and all other papers and records of whatever kind or description in Seller’s possession whether developed or originated by Seller or others, required to document or service the Mortgage Loan; provided, however, that such Mortgage Loan papers, documents and records shall not include any Mortgage Loan papers, documents or records which are contained in the Custodial File.

“Custodial Account”: As defined in Section 6(c).

“Custodial Agreement”: The Custodial Agreement, dated of even date herewith, among Seller, Purchaser and Custodian.

“Custodial File”: With respect to each Mortgage Loan, the documents that are required to be delivered to the Custodian pursuant to the Custodial Agreement.

“Custodian”: Deutsche Bank National Trust Company (which, under the appropriate circumstance, may include FHLMC as Custodian) and its permitted successors under the Custodial Agreement.

“Cut-off Date”: With respect to a Mortgage Loan, the last day of a month on which the Settlement Date can occur if accrued interest for such month is to be collected by Takeout Investor.

“Defective Mortgage Loan”: With respect to a Participation Certificate, a Related Mortgage Loan as to which any representation or warranty of the Seller set forth in Section 9(b) of this Agreement is inaccurate or incorrect at the time of delivery of such Participation Certificate.

“Discount”: With respect to each Participation Certificate, an amount agreed upon by Seller and Purchaser, as set forth in the related Confirmation, to reserve for the possibility that Seller may be unable to perform its obligations under this Agreement in accordance with their terms.

“Electronic Agent”: Shall have the meaning assigned to such term in Section 2 of the Electronic Tracking Agreement.

“Electronic Tracking Agreement”: The Electronic Tracking Agreement, dated as of the date hereof, among Purchaser, Seller, the Electronic Agent and MERS, as the same shall be amended, supplemented or otherwise modified from time to time.

“Expiration Date”: With respect to any Takeout Commitment, the expiration date thereof.

“FDIC”: The Federal Deposit Insurance Corporation or any successor thereto.

“FHA”: The Federal Housing Administration or any successor thereto.

“Final Installment”: The amount equal to the difference between the Purchase Price and the Initial Installment.

“FHLMC”: Freddie Mac or any successor thereto.

“FHLMC as Custodian”: With respect to FHLMC Participation Certificates, the circumstances in which Seller elects to appoint FHLMC (as opposed to some other third party as permitted by the FHLMC Guide) as Custodian for the FHLMC Mortgage Loans subject to the FHLMC Participation Certificates to be purchased by Purchaser hereunder.

“FHLMC Guide”: The Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.

“FHLMC Mortgage Loan”: With respect to any FHLMC Participation Certificate or any FHLMC Security, a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable FHLMC Program described in the FHLMC Guide.

“FHLMC Participation Certificate”: With respect to the FHLMC Program, a certificate, in the form of Exhibit A, issued by Seller and authenticated by Custodian, evidencing the 100% undivided beneficial ownership interest in the Mortgage Loans that are either (a) set forth on a copy of the FHLMC Form 1034 (Fixed-Rate Custodial Certification Schedule) attached to such Participation Certificate or (b) identified on a computer tape compatible with Selling System as belonging to the mortgage loan pool described in such Participation Certificate.

“FHLMC Program”: The FHLMC Home Mortgage Guarantor Program or the FHLMC FHA/VA Home Mortgage Guarantor Program, as described in the FHLMC Guide.

“FHLMC Security”: A modified pass-through mortgage-backed participation certificate, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, issued and guaranteed, with respect to timely payment of interest and ultimate payment of principal, by FHLMC and backed by a pool of FHLMC Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified in the related Takeout Commitment with respect to such FHLMC Security.

“FNMA” or “Fannie Mae”: Fannie Mae or any successor thereto.

“FNMA Guide”: The Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended.

“FNMA Mortgage Loan”: With respect to any FNMA Participation Certificate or any FNMA Security, a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable FNMA Program described in the FNMA Guide.

“FNMA Participation Certificate”: With respect to the FNMA Program, a certificate, in the form of Exhibit A, authenticated by Custodian, evidencing the 100% undivided beneficial ownership interest in the Mortgage Loans set forth on Fannie Mae Form 2005 (Schedule of Mortgages).

“FNMA Program”: The FNMA Guaranteed Mortgage-Backed Securities Programs, as described in the FNMA Guide.

“FNMA Security”: An ownership interest in a pool of FNMA Mortgage Loans, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York, in substantially the principal amount and with substantially the other terms as specified in the related Takeout Commitment with respect to such FNMA Security.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States of America.

“GNMA”: Government National Mortgage Association or any successor thereto.

“GNMA Guide”: The GNMA Mortgage-Backed Securities Guide I or II, as such Guide may hereafter from time to time be amended.

“GNMA Mortgage Loan”: With respect to any GNMA Participation Certificate or any GNMA Security, a mortgage loan that is in Strict Compliance on the related Purchase Date with the eligibility requirements specified for the applicable GNMA Program in the applicable GNMA Guide.

“GNMA Participation Certificate”: With respect to the GNMA Program, a certificate, in the form of Exhibit A, issued by Seller and authenticated by Custodian, evidencing the 100% undivided beneficial ownership interest in the Mortgage Loans set forth on the Form HUD 11706 (Schedule of Pooled Mortgages).

“GNMA Program”: The GNMA Mortgage-Backed Securities Programs, as described in a GNMA Guide.

“GNMA Security”: A fully-modified pass-through mortgage-backed certificate guaranteed by GNMA, evidenced by a book-entry account in a depository institution having book-entry accounts at the Federal Reserve Bank of New York and backed by a pool of GNMA Mortgage Loans, in substantially the principal amount and with substantially the other terms as specified in the related Takeout Commitment with respect to such GNMA Security.

“HARP Mortgage Loan”: A Mortgage Loan that fully conforms to the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to by Fannie Mae as a “Refi Plus mortgage loan” or “DU Refi Plus mortgage loan”, and by Freddie Mac as a “Relief Refinance Mortgage”.

“HUD”: United States Department of Housing and Urban Development or any successor thereto.

“Indebtedness”: For any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Initial Installment”: The excess of the Purchase Price over the Discount.

“Losses”: Any and all losses, claims, judgments, damages, liabilities, costs or expenses (including lost interest and reasonable attorney’s fees) imposed on, incurred by or asserted against any Person specified.

“MERS”: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Mortgage Loan”: Any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note and which is identified as a MERS Mortgage Loan on the related schedule attached to the Related Participation Certificate.

“MIN”: The mortgage identification number of Mortgage Loans registered with MERS on the MERS System.

“Mortgage”: A mortgage, deed of trust or other security instrument, securing a Mortgage Note.

“Mortgage Loan”: A GNMA Mortgage Loan, a FNMA Mortgage Loan or a FHLMC Mortgage Loan.

“Mortgage Loan Purchase Price Amount”: With respect to each Mortgage Loan, the product of (x) the Applicable Percentage for such Mortgage Loan, times (y) the unpaid principal balance of such Mortgage Loan as of the Purchase Date of the Participation Certificate to which such Mortgage Loan is subject.

“Mortgage Note”: A promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.

“Mortgaged Property”: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor”: The obligor on a Mortgage Note.

“Net Carry Adjustment”: As defined in Section 4(b).

“OCC”: The Office of the Comptroller of the Currency or any successor thereto.

“Parent Company”: A corporation or other entity owning at least 50% of the outstanding shares of voting stock of Seller.

“Participation Certificate”: A GNMA Participation Certificate, a FNMA Participation Certificate or a FHLMC Participation Certificate, as applicable.

“Person”: Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Program Documents”: This Agreement, the Custodial Agreement, the Participation Certificates, the Electronic Tracking Agreement and all other agreements, documents and instruments entered into by Seller and Purchaser, in connection herewith or therewith with respect to the transactions contemplated hereunder.

“Purchase Date”: With respect to any Participation Certificate purchased by Purchaser hereunder, the date on which Purchaser elects to purchase such Participation Certificate.

“Purchase Price”: With respect to each Participation Certificate, the sum of all Mortgage Loan Purchase Price Amounts for the Related Mortgage Loans subject to such Participation Certificate. Such Purchase Price shall be payable (i) on the Purchase Date in an amount equal to the Initial Installment, and (ii) on the Settlement Date in an amount equal to the Final Installment. Accrued interest shall be allocated in accordance with Section 4(c).

“Purchaser”: Jefferies Mortgage Funding, LLC and its successors in interest, including, but not limited to, any lender, designee or assignee to whom a Participation Certificate shall be pledged or assigned.

“Related Mortgage Loan”: A Mortgage Loan in which a Participation Certificate evidences the 100% beneficial ownership interest.

“Related Participation Certificate”: The Participation Certificate relating to a pool of Mortgage Loans.

“Sale Agreement”: The agreement providing for the purchase by the Takeout Investor of Mortgage Loans from Seller.

“SEC”: The Securities Exchange Commission or any successor thereto.

“Security”: A GNMA Security, a FNMA Security or a FHLMC Security.

“Selling System”: The FHLMC automated system by which sellers and servicers of mortgage loans to FHLMC transfer mortgage summary and record data or mortgage accounting and servicing information from their computer system or service bureau to FHLMC, as more fully described in the FHLMC Guide.

“Servicing Records”: With respect to a Related Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals (or in the case of any HARP Mortgage Loan, the related AVM (automated valuation model) estimate provided by the applicable Agency), other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Related Mortgage Loan.

“Servicing Term”: As defined in Section 6(b)(i).

“Servicing Termination Events”: As defined in Section 6(e).

“Settlement Date”: The date specified in a Takeout Commitment upon which the Participation Certificate specified therein is scheduled to be delivered, against payment, to the specified Takeout Investor.

“Strict Compliance”: Compliance of Seller and the Related Mortgage Loans with the requirements of the applicable Agency Guide as amended by any agreements between Seller and the Applicable Agency, sufficient to enable Seller to issue and GNMA to guarantee or FNMA or FHLMC to issue and guarantee a Security; provided, that until copies of any such agreements between Seller and the Applicable Agency have been provided to Purchaser by Seller and agreed to by Purchaser, such agreements shall be deemed, as between Seller and Purchaser, not to amend the requirements of the applicable Agency Guide.

“Successor Servicer”: An entity with the necessary Approvals, as the circumstances may require, and designated by Purchaser, in conformity with Section 6(e), to replace Seller as issuer and subservicer, mortgagee or seller/servicer of the Related Mortgage Loans or the Securities related thereto.

“Takeout Commitment”: A fully executed trade confirmation from the Takeout Investor to Seller confirming the details of a forward trade between the Takeout Investor and Seller with respect to one or more Participation Certificates, which trade confirmation shall be enforceable and in full force and effect, and shall be validly and effectively assigned to Purchaser pursuant to a Trade Assignment. Each Takeout Commitment must be acceptable to Purchaser in its sole discretion.

“Takeout Investor”: A financial institution that is acceptable to Purchaser in its sole discretion, which has entered into a Takeout Commitment.

“Takeout Purchase Price”: The purchase price set forth on the Takeout Commitment that is payable by the Takeout Investor with respect to the Related Mortgage Loans referenced in a Participation Certificate.

“Tangible Net Worth”: With respect to any Person, as of any date of determination, the net worth of such Person and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, less all intangibles of such Person and its Subsidiaries determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capital administration costs but excluding originated and purchased mortgage servicing rights).

“Third Party Underwriter”: Any third party, including but not limited to a mortgage loan pool insurer, who underwrites the Mortgage Loan(s) prior to the purchase by Purchaser of the related Participation Certificate.

“Total Indebtedness”: With respect to any Person, for any period, the aggregate Indebtedness of such Person and its subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP.

“Trade Assignment”: The assignment by Seller to Purchaser of Seller’s rights under a specific Takeout Commitment, in the form of Exhibit B-1, or of Seller’s rights under all Takeout Commitments, in the form of Exhibit B-2.

“Transaction Rate”: With respect to each Participation Certificate purchased by Purchaser hereunder, the rate of interest borne by the related Participation Certificate, which rate or rates shall be set forth, and shall adjust as described, in the related Confirmation.

“VA”: United States Department of Veterans Affairs or any successor thereto.

“Warehouse Lender”: Any lender providing financing to Seller for the purpose of originating Mortgage Loans, which prior to the Purchase Date has a security interest in such Mortgage Loans as collateral for the obligations of Seller to such lender.

“Wire Instructions”: The wire instructions set forth opposite the name of the Warehouse Lender in a letter, in the form of Exhibit 10 to the Custodial Agreement, executed by Seller and Custodian, receipt of which has been acknowledged by Purchaser.

Section 2. Procedures for Purchases of Participation Certificates.

(a) Purchaser may, in its sole discretion from time to time, but shall have no obligation to, purchase one or more Participation Certificates from Seller. The purchase of any Participation Certificate shall be subject to the receipt by Purchaser of the documents listed in Exhibit C from Seller, in form and substance satisfactory to Purchaser, and the execution of the Custodial Agreement relating to the Participation Certificate by Seller and Custodian and the Electronic Tracking Agreement relating to the Related Mortgage Loans by Seller, MERS and Electronic Agent, and delivery thereof to Purchaser. In accordance with the provisions of the Electronic Tracking Agreement, the Seller shall, at its sole cost and expense, (1) cause each Related Mortgage Loan with respect to which a Participation Certificate is to be sold to the Purchaser on a Purchase Date, the Mortgage for which is recorded in the name of MERS, to be designated a MERS Mortgage Loan and (2) cause the Purchaser to be designated an Associated Member (as defined in the Electronic Tracking Agreement) with respect to each such MERS Mortgage Loan. Notwithstanding the satisfaction of the conditions specified in this Section 2(a) or anything else herein or in any other Program Document to the contrary, Purchaser is not obligated to purchase any Participation Certificate offered to it hereunder.

(b) If Purchaser elects to purchase any Participation Certificate, Purchaser shall pay to Seller, on the Purchase Date, the amount of the Initial Installment for such Participation Certificate. In the event that Purchaser does not transmit the Initial Installment on the Purchase Date, (i) any Participation Certificate delivered by Custodian to Purchaser in anticipation of such purchase shall automatically be null and void and (ii) Purchaser will not consummate the transactions contemplated in the applicable Trade Assignment. Seller shall not offer for sale to Purchaser any Participation Certificate as to which the Expiration Date of the related Takeout Commitment with respect to the Related Mortgage Loans thereunder is two (2) Business Days or less following the Purchase Date. Effective upon Seller’s receipt of the Initial Installment with respect to any Participation Certificate, Purchaser elects to purchase hereunder, Seller hereby assigns to Purchaser all of Seller’s right, title and interest in and to the Related Mortgage Loan(s) evidenced by such Participation Certificate, free and clear of any lien, claim or encumbrance.

(c) The terms and conditions of the purchase of each Participation Certificate shall be as set forth in this Agreement. Each Participation Certificate shall be deemed to incorporate, and Seller shall be deemed to make as of the applicable dates specified in Section 9, for the benefit of Purchaser and each Assignee of such Participation Certificate, the representations and warranties set forth in Section 9.

(d) Purchaser shall provide a Confirmation to Seller on or before the Purchase Date or as soon as practicable after the Purchase Date. In the event of any conflict between the terms of a Confirmation and this Agreement, the Confirmation shall prevail.

(e) For the avoidance of any doubt, it is hereby understood and agreed that Purchaser’s purchase of the beneficial ownership interest in and to Related Mortgage Loans, as evidenced by a Participation Certificate, shall include all of the servicing rights relating to such Mortgage Loans.

(f) Effective upon Seller’s receipt of the Initial Installment, on the relevant Purchase Date, with respect to any Participation Certificate, Purchaser elects to purchase hereunder, Seller hereby assigns to Purchaser all of Seller’s right, title and interest in and to such Participation Certificate; provided that it is understood and agreed that for so long as Seller is subservicing the Related Mortgage Loans, Seller shall retain only bare legal title (and not an equitable interest) in all such Related Mortgage Loans (other than MERS Mortgage Loans) for the sole purpose of subservicing such Related Mortgage Loans on a servicing-released basis in accordance with the terms set forth herein.

Section 3. Sale of Participation Certificates to Takeout Investor.

(a) Seller hereby assigns to Purchaser, free of any security interest, lien, claim or encumbrance of any kind, Seller’s rights under each Takeout Commitment to deliver (x) the Related Participation Certificate and (y) the related Custodial Files and Credit Files with respect to each Related Mortgage Loan evidenced thereby, each specified therein to the related Takeout Investor and to receive the Takeout Purchase Price therefor from such Takeout Investor. Subject to Purchaser’s rights hereunder, Purchaser agrees that it will satisfy the obligation under the Takeout Commitment to deliver the Related Participation Certificate and the related Custodial Files and Credit Files with respect to each Related Mortgage Loan evidenced thereby to the Takeout Investor on the Settlement Date specified therein, whereupon the Related Participation Certificate shall be cancelled. Seller understands that, as a result of this Section 3 and each Trade Assignment, Purchaser will succeed to the rights and obligations of Seller with respect to each Takeout Commitment subject to a Trade Assignment. Each Trade Assignment delivered by Seller to Purchaser shall be delivered by Seller in a timely manner sufficient to enable Purchaser to facilitate the settlement of the related forward trade on the Settlement Date in accordance with the terms of the Takeout Commitment. Purchaser shall not be deemed to have accepted any Trade Assignment unless and until it purchases the Related Mortgage Loans, and nothing set forth herein shall be deemed to impair Purchaser’s right to reject any Related Mortgage Loan for any reason, in its sole discretion.

(b) With respect to Related Mortgage Loan(s) relating to a Participation Certificate that Purchaser has elected to purchase, Purchaser may, at its option, either (i) instruct Custodian to deliver to Takeout Investor, in accordance with Takeout Investor’s instructions, the Custodial File in respect of such Related Mortgage Loans, in the manner and at the time set forth in the Custodial Agreement, or (ii) provide for the delivery of the Custodial File through an escrow arrangement satisfactory to such Purchaser and Takeout Investor. With respect to Related Mortgage Loans that Purchaser has elected to purchase, Seller shall in accordance with the related Sale Agreement, but in no event later than two (2) Business Days prior to the related Expiration Date, deliver to Takeout Investor any and all documents required to be delivered pursuant to the Sale Agreement to enable Takeout Investor to purchase such Related Mortgage Loan(s) on or before the related Expiration Date.

(c) Seller shall ensure that, with respect to any Related Mortgage Loans evidenced by a Participation Certificate purchased by Purchaser, the related Takeout Commitment shall have an Expiration Date which is not later than forty-five (45) calendar days after the related Purchase Date. Seller has not and will not take any action, or fail to act where action is required, the result of which would be to impair any Trade Assignment.

(d) Seller shall notify and provide Purchaser with copies of any changes made to the Sale Agreement or any other correspondent agreements between Seller and any Takeout Investor within two (2) Business Days of such change.

(e) In no event shall Purchaser be liable to the Takeout Investor for any pair-off, breakage or other similar fees in the event that a Takeout Investor asserts any such right under any Takeout Commitment.

Section 4. Completion Fee.

(a) With respect to each Participation Certificate that Purchaser elects to purchase hereunder, Purchaser shall pay to Seller a Completion Fee subject to the terms of this Agreement. The Completion Fee shall be payable by Purchaser as provided in subsection (d) below; but in any case, such Completion Fee shall not be payable by Purchaser less than four (4) Business Days after Purchaser’s election to purchase hereunder. Except as otherwise provided in Section 4, and subject to Purchaser’s right of set-off set forth in Section 12, any Completion Fee owed by Purchaser with respect to a Participation Certificate shall be paid by Purchaser to Seller not later than the related Settlement Date. Notwithstanding any provision herein to the contrary, the Completion Fee shall not be owed by Purchaser to Seller if the related Takeout Commitment is not consummated.

(b) For purposes of calculating that portion of the Completion Fee composed of the “Net Carry Adjustment”, the Net Carry Adjustment shall be an amount (which may be a negative number) equal to the product obtained by multiplying (i) the number of days in the period beginning on the Purchase Date to but not including the Settlement Date for the Related Mortgage Loans subject to a Participation Certificate and (ii) (A) the difference between (1) the product of the rate of interest to be borne by such Related Mortgage Loans and the aggregate unpaid principal balance of such Related Mortgage Loans and (2) the daily application of the applicable Transaction Rate to the Initial Installment, divided (B) by 360.

(c) If a Participation Certificate is purchased by Purchaser in the month prior to the month in which the related Settlement Date occurs, (A) all interest which accrues on the Related Mortgage Loans, on and after the Purchase Date, through the last day of the month prior to the month in which such Settlement Date occurs, shall be paid to Purchaser by Seller, as interim servicer, on a monthly basis on the earlier of (i) the second Business Day of the month following the month such interest accrued or (ii) the related Settlement Date and (B) all interest which accrues on the Related Mortgage Loans evidenced by such Participation Certificate on and after the first day of the month in which such Settlement Date occurs, through the day immediately prior to such Settlement Date, will be paid to Purchaser by Takeout Investor on such Settlement Date unless such Settlement Date occurs after the Cut-off Date of such month in which event Seller, as interim servicer, shall pay such amount to Purchaser on such Settlement Date. If a Participation Certificate is purchased by Purchaser in the same month in which the related Settlement Date occurs, (A) all interest, if any, which accrues on the Related Mortgage Loan(s) from the first day of such month to but not including the related Purchase Date shall be paid by Purchaser to Seller on such Settlement Date, and (B) all interest which accrues on such Related Mortgage Loan(s), on and after the Purchase Date to but not including the Settlement Date will be paid to Purchaser by Takeout Investor on the Settlement Date unless such Settlement Date occurs after the Cut-off Date or in a month in which interest has been prepaid by the Mortgagor in either of which events Seller, as interim servicer, shall pay such amount to Purchaser on such Settlement Date. For purposes of this paragraph all interest payments shall be deemed to accrue at the applicable rate set forth in the related Takeout Commitment.

(d) The Completion Fee relating to each Participation Certificate is payable on the later to occur of (x) the date of receipt by Purchaser of the Takeout Purchase Price, and (y) the satisfaction by Seller of its obligations pursuant to this Agreement to effectuate the Takeout Commitment notwithstanding the exercise by Purchaser of any remedial election authorized herein.

Section 5. Issuance of Securities; Defective Mortgage Loans.

(a) (i) In connection with the purchase of a Participation Certificate, Seller shall instruct (and, if Seller fails to instruct, then Purchaser may instruct) Custodian to deliver to the Applicable Agency, the documents listed in Exhibit 12-A, 12-B or 12-C, as applicable, of the Custodial Agreement in respect of the Related Mortgage Loans, in the manner and at the time set forth in the Custodial Agreement. Seller shall thereafter promptly deliver to the Applicable Agency any and all additional documents requested by the Applicable Agency to enable the Applicable Agency to deliver a Security in exchange for the related Participation Certificate to the Takeout Investor. Seller shall not revoke such instructions to Custodian and shall not revoke its instructions to the Applicable Agency to make delivery to the Takeout Investor or its designee of a Security backed by such Mortgage Loans.

(ii) With respect to Related Mortgage Loan(s) relating to a Participation Certificate that Purchaser has elected to purchase, Seller shall notify Purchaser, not later than 12:00 noon (New York City time), on the third (3rd) Business Day prior to the applicable Settlement Date, of the amount of any change in the principal amount of the Related Mortgage Loans related to such Settlement Date. Upon delivery of such Participation Certificate to Takeout Investor or its designee, Purchaser shall cease to have any interest under such Participation Certificate.

(b) [Reserved];

(c) If, at the time of delivery of a Participation Certificate, any representation or warranty of the Seller set forth in Section 9(b) of this Agreement is inaccurate or incorrect with respect to any Related Mortgage Loan related to such Participation Certificate, Purchaser in its sole discretion may require that Seller, upon receipt of notice from Purchaser of its exercise of such right, either (i) immediately repurchase Purchaser’s beneficial ownership interest in such Defective Mortgage Loan by remitting to Purchaser the allocable amount paid by Purchaser for such beneficial interest plus interest at the Transaction Rate on the principal amount thereof from the date of Purchaser’s purchase of such Participation Certificate to the date of such repurchase together with any Losses suffered by Purchaser relating to such repurchase (including, without limitation, any Losses incurred by Purchaser resulting from adjustments to the trade required by the Takeout Investor), or (ii) deliver to Custodian a Mortgage Loan that is eligible to back a Security in exchange for such Defective Mortgage Loan, which newly delivered Mortgage Loan shall be in all respects acceptable to Purchaser in Purchaser’s sole discretion, and such newly delivered Mortgage Loan will thereupon become one of the Related Mortgage Loans relating to the Participation Certificate. If the aggregate principal balance of any Mortgage Loans that are accepted by Purchaser pursuant to clause (y) of the immediately preceding sentence is less than the aggregate principal balance of any Defective Mortgage Loan that is being replaced by such Mortgage Loan, Seller shall remit with such Mortgage Loan to Purchaser an amount equal to the difference between the aggregate principal balance of the new Mortgage Loan accepted by Purchaser and the aggregate principal balance of the Defective Mortgage Loan being replaced thereby plus interest at the Transaction Rate on the principal amount thereof from the date of Purchaser’s purchase of such Participation

Certificate to the date of substitution. Upon repurchase by the Seller of Purchaser’s beneficial ownership interest in any Defective Mortgage Loan pursuant to this clause (c), (i) Seller shall automatically become the beneficial owner of all servicing rights related thereto, (ii) Purchaser shall cease to have any right, title or interest in such Defective Mortgage Loan and the servicing rights related thereto, and (iii) Purchaser hereby agrees to perform all acts and take all actions as may be reasonably requested by the Seller so that such Defective Mortgage Loan, the servicing rights related thereto and all files and documents relating to such Defective Mortgage Loan are returned and/or assigned to Seller.

(d) No exercise by Purchaser of its rights under this Section 5 shall relieve Seller of responsibility or liability for any breach of this Agreement.

Section 6. Servicing of the Mortgage Loans; Servicing Termination Events.

(a) Seller and Purchaser each agrees and acknowledges that 100% of the beneficial interests in Related Mortgage Loans relating to a Participation Certificate purchased by the Purchaser shall be sold to Purchaser on a servicing released basis, together with the related Servicing Records, subject to the termination rights provided in Section 6(e) of this Agreement, the rights of any Takeout Investor, and that Purchaser is engaging, and Purchaser does hereby engage, Seller to provide subservicing of each Related Mortgage Loan for the benefit of Purchaser (and any other registered holder of the related Participation Certificate) on the Purchase Date for each transaction. At no time shall Seller shall have any beneficial interest in the servicing rights with respect to Related Mortgage Loans while the related Participation Certificate is outstanding. For so long as a Participation Certificate is outstanding, Seller shall neither assign, encumber or pledge its obligation to subservice the Related Mortgage Loans in whole or in part, nor delegate its rights or duties under this Agreement without the prior written consent of Purchaser. The granting of such consent shall be in the sole discretion of Purchaser. Seller hereby acknowledges and agrees that (i) Purchaser is entering into this Agreement in reliance upon Seller’s representations as to the adequacy of its financial standing, servicing facilities, personnel, records, procedures, reputation and integrity, and the continuance thereof; and (ii) Seller’s engagement hereunder to provide mortgage servicing for the benefit of Purchaser (and any other registered holder of the Participation Certificate) is intended by the parties to be a “personal service contract” and Seller is hereunder intended by the parties to be an “independent contractor”. Upon receipt of the Takeout Purchase Price by Purchaser or its designee from the Takeout Investor for any Mortgage Loan, Seller hall have no further servicing obligations or duties to Purchaser under the terms of this Agreement with respect to such Mortgage Loan.

(b) (i) Seller shall subservice and administer the Related Mortgage Loans relating to a Participation Certificate on behalf of Purchaser in accordance with Accepted Servicing Practices. Seller shall subservice such Related Mortgage Loans for a term of forty-five (45) days commencing as of the Purchase Date of such Participation Certificate, which term may be extended by Purchaser in its sole discretion (which extension shall be deemed to have been granted, unless Purchaser has provided Seller with prior written notice of termination), for a term to be determined by Purchaser in its sole discretion (the “Servicing Term”). If such Servicing Term is not extended by Purchaser with respect to any Related Mortgage Loan, Seller shall transfer such subservicing to the Successor Servicer at no cost or expense to Purchaser in accordance with the provisions of Section 5(c)(iii).

(ii) Seller shall have no right to modify or alter the terms of any Related Mortgage Loan or consent to the modification or alteration of the terms of any Related Mortgage Loan except in Strict Compliance with the applicable Agency Program. Seller shall at all times maintain accurate and complete records of its servicing of the Related Mortgage Loans, and Purchaser may, at any time during Seller’s business hours on reasonable notice, examine and make copies of such Servicing Records. Seller agrees that Purchaser is the 100% beneficial owner of all Servicing Records relating to the Related Mortgage Loans. Seller covenants to hold such Servicing Records for the benefit of Purchaser and to safeguard such

Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request or otherwise as required by operation of this Section 6. In addition, if the Takeout Purchase Price for any Related Mortgage Loan is not received by Purchaser or its designee on or before the related Settlement Date occurs, Seller shall deliver to Purchaser monthly reports regarding the status of any such Related Mortgage Loan, which reports shall include, but shall not be limited to, a description of those Related Mortgage Loans in default for more than thirty (30) days, and such other circumstances with respect to any Related Mortgage Loans (whether or not such Related Mortgage Loans are included in the foregoing list) that could materially adversely affect any of such Related Mortgage Loans, Purchaser’s beneficial interest in such Related Mortgage Loans or the collateral securing any of such Related Mortgage Loans. Seller shall deliver such a report to Purchaser every thirty (30) days until (i) Purchaser or its designee shall receive the Takeout Purchase Price for such Related Mortgage Loans or (ii) the exercise by Purchaser of any remedial election pursuant to Section 5. In no event shall Seller delegate any of its subservicing duties hereunder to any other Person without first obtaining the prior written consent of Purchaser.

(c) Seller, as servicer, shall establish and maintain a separate custodial account (the “Custodial Account”) entitled “loanDepot.com, LLC ” Custodial Account, in trust for Jefferies Mortgage Funding, LLC and its assignees under the Mortgage Loan Participation Purchase and Sale Agreement dated the date of this Agreement and shall promptly deposit into such account in the form received, with any necessary endorsements, all collections received in respect of the Related Mortgage Loans relating to Participation Certificates purchased by Purchaser hereunder.

(d) Amounts deposited in the Custodial Account with respect to any Related Mortgage Loan relating to a Participation Certificate purchased by Purchaser hereunder shall be held in trust for Purchaser as the owner of 100% beneficial interest in such Related Mortgage Loan and shall be released only as follows:

(i) Except as otherwise provided in Section 6(d)(ii), upon either (x) receipt by Purchaser or its designee of the Takeout Purchase Price for such Related Mortgage Loan from the Takeout Investor on the Settlement Date (unless a Takeout Commitment is not satisfied for any reason) or (y) if earlier, on the date required by the applicable Agency Guide, amounts deposited in the Custodial Account shall be released to Seller. Notwithstanding the foregoing, all amounts relating to Participation Certificates purchased by Purchaser hereunder and deposited in the Custodial Account shall be released to Seller upon receipt by Purchaser or its designee of the Takeout Purchase Price for such Mortgage Loans from the Takeout Investor if, and to the extent that, the amounts due and payable to Purchaser hereunder have been set-off against the Purchase Price for the Related Participation Certificate or the Completion Fee. The amounts released to Seller (if any) pursuant to this Section 6(d)(i) shall constitute a portion of the consideration paid to the Seller for the sale of the Participation Certificates to the Purchaser.

(ii) If Successor Servicer takes delivery of such Mortgage Loans either under the circumstances set forth in Section 6(e) or otherwise, all amounts deposited in the Custodial Account shall be paid to Purchaser promptly upon such delivery.

(iii) If the Takeout Purchase Price for any Mortgage Loan is not received by Purchaser or its designee on or before the related Settlement Date occurs, in any period thereafter during which Seller remains as subservicer, all amounts deposited in the Custodial Account with respect to such Mortgage Loan shall be released only in accordance with Purchaser’s written instructions.

(e) With respect to a Related Mortgage Loan, in the event that (i) the related Takeout Commitment is not satisfied and Seller has not repurchased such Related Mortgage Loan at Purchaser’s request pursuant to Section 5(c), or (ii) the Servicing Term shall have expired, Purchaser, in its sole discretion, may terminate Seller’s rights and duties as subservicer of the Related Mortgage Loans and require Seller to deliver the related Servicing Records as required by Purchaser; provided that upon Purchaser’s election to terminate Seller as subservicer, Seller’s obligations respecting transfer of servicing to a Successor Servicer shall remain in force. Without limiting Purchaser’s rights to terminate Seller as subservicer as provided above, Purchaser (or any other registered holder of the Related Participation Certificate) shall nonetheless be entitled, by written notice to Seller to effect termination of Seller’s subservicing rights and obligations respecting the affected Related Mortgage Loans in the event any of the following circumstances or events (“Servicing Termination Events”) occur and are continuing:

(i) any failure by Seller to remit to Purchaser (or other registered holder of the Participation Certificate) when due any payment required to be made under the terms of this Agreement or such Participation Certificate; or

(ii) failure by Seller duly to observe or perform in any material respect any of Seller’s other covenants or agreements set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of two (2) Business Days (or such longer period provided in the relevant notice to Seller) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Seller by Purchaser; or

(iii) any representation, warranty or certification made or deemed made herein or in the Custodial Agreement by Seller or any certificate furnished to Purchaser pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(iv) an Act of Insolvency with respect to Seller or any Parent Company; or

(v) Seller ceases to meet the qualifications for maintaining all Approvals, or such Approvals are materially modified; or

(vi) Seller attempts to assign its right to servicing compensation hereunder or to resell an ownership interest in a Related Mortgage Loan in a manner inconsistent with the terms hereof, or Seller attempts without the consent of Purchaser to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof (to other than a subservicer); or

(vii) Seller, or to the extent that the following could reasonably be expected to have a material adverse effect with respect to Seller or it’s ability to perform its obligations hereunder, any of its Affiliates, fails to continue to operate or conduct its business operations or any material portion thereof in the ordinary course, or Seller experiences any other material adverse change in its business operations or financial condition, which, in Purchaser’s sole discretion, constitutes a material impairment of Seller’s ability to perform its obligations under this Agreement or any other Program Document; or

(viii) Seller’s membership in MERS is terminated for any reason; or

(ix) Seller shall default under, or fail to perform as requested under, or shall otherwise materially breach the terms of any instrument, agreement or contract for borrowed money, and such default, failure or breach continues beyond the expiration of any applicable grace period and provides the counterparty with the right to accelerate the indebtedness due thereunder; or

(x) failure by Seller to be in compliance with the “doing business” or licensing laws of any jurisdiction where a Mortgaged Property is located.

Purchaser, in its sole discretion, may terminate Seller’s rights and obligations as subservicer of the affected Related Mortgage Loans and require Seller to deliver the related Servicing Records to Purchaser or its designee upon the occurrence and during the continuance of (i) a Servicing Termination Event, (ii) Seller’s failure to comply with any of its obligations set forth in Section 5(c), or (iii) Seller’s breach of Sections 9(a)(viii) or 9(b)(xii), by delivering written notice to Seller requiring such termination. Such termination shall be effective upon Seller’s receipt of such written notice; provided, that Seller’s subservicing rights shall be terminated immediately upon the occurrence of any event described in Section 6(e)(iv), regardless of whether notice of such event shall have been given to or by Purchaser or Seller; provided that no exercise by Purchaser of its rights under this Section 6 shall relieve Seller of responsibility or liability for any breach of this Agreement. Upon any such termination, all authority and power of Seller respecting its rights to subservice and duties under this Agreement relating thereto, shall pass to and be vested in the Successor Servicer appointed by Purchaser and Purchaser is hereby authorized and empowered to transfer such rights to subservice the affected Related Mortgage Loans for such price and on such terms and conditions as Purchaser shall reasonably determine; provided, that to the extent the Purchaser receives the Takeout Purchase Price from the Takeout Investor for any Mortgage Loan, Purchaser shall convey the servicing rights and the rights to subservice such Mortgage Loans in accordance with such Takeout Investor’s instructions. Seller shall perform all acts and take all actions so that the Related Mortgage Loans and all files and documents relating to such Mortgage Loans held by Seller, together with all escrow amounts relating to such Mortgage Loans, are delivered to Successor Servicer, including but not limited to preparing, executing and delivering to the Successor Servicer any and all documents and other instruments, placing in the Successor Servicer’s possession all Servicing Records pertaining to such Mortgage Loans and do or cause to be done, all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer, endorsement and assignment of the Related Mortgage Loans and related documents, at Seller’s sole expense all at Seller’s sole expense. To the extent that the approval of the Applicable Agency is required for any such sale or transfer, Seller shall fully cooperate with Purchaser to obtain such approval. All amounts paid by any purchaser of such rights to service or subservice the Related Mortgage Loans shall be the property of Purchaser. The subservicing rights required to be delivered to Successor Servicer in accordance with this Section 6(e) shall be delivered free of any servicing rights in favor of Seller or any third party (other than Purchaser) and free of any title, interest, lien, encumbrance or claim of any kind of Seller other than bare legal title to the Mortgage Loans. No exercise by Purchaser of its rights under this Section 6(e) shall relieve Seller of responsibility or liability for any breach of this Agreement.

Upon any termination of Seller as subservicer pursuant to Section 5(c)(ii) or Section 6(e), (x) Purchaser is hereby authorized and empowered to sell and transfer the servicing rights appurtenant to the Related Mortgage Loans for such price and on such terms and conditions as Purchaser shall reasonably determine, and (y) Purchaser’s obligation to pay and Seller’s right to receive any portion of the Completion Fee relating to such Mortgage Loans shall automatically be canceled and become null and void, provided that such cancellation shall in no way relieve Seller or otherwise affect the obligation of Seller to indemnify and hold Purchaser harmless under this Agreement. Upon any such termination, Seller shall have no right to sell or transfer such rights to subservice the Related Mortgage Loans.

Section 7. Transfers of Participation Certificates by Purchaser.

Purchaser may, in its sole discretion and without the consent of Seller, sell, pledge, assign or otherwise transfer all of its right, title and interest or grant a security interest in any Participation Certificate and the related servicing rights and all rights of Purchaser under this Agreement (including, but not limited to, the Custodial Account) in respect of such Participation Certificate to any person (an “Assignee”), subject only to an obligation on the part of the Assignee to deliver each Related Mortgage Loan to the Takeout Investor or to Purchaser to permit Purchaser or its designee to make delivery thereof to the Takeout Investor. Assignment by Purchaser of a Participation Certificate and the related servicing rights as provided in this Section 7 will not release Purchaser from its obligations otherwise under this Agreement. Without limitation of the foregoing, an assignment of a Participation Certificate and the related servicing rights to an Assignee, as described in this Section 7, shall be effective upon delivery of the Participation Certificate to the Assignee or its designee, together with a duly executed Assignment substantially in the form of Exhibit E (with a copy to Seller).

Section 8. Record Title to Mortgage Loans; Intent of Parties; Security Interest.

(a) From and after the issuance and delivery of the Related Participation Certificate, and subject to the remedies of Purchaser in Section 5, Seller as subservicer shall remain the last named payee or endorsee of each Mortgage Note and the mortgagee or assignee of record of each Mortgage (except with respect to any MERS Mortgage Loan) and shall retain only bare legal title (and not an equitable interest) in the Related Mortgage Loan, in trust for the benefit of Purchaser for the sole purpose of facilitating the subservicing of such Mortgage Loan. Where Seller has appointed FHLMC as Custodian, the parties hereto acknowledge that the Mortgage Notes acquired hereunder have been deposited with FHLMC to facilitate the issuance of FHLMC Securities with respect thereto and that prior to such issuance FHLMC is holding such Mortgage Notes as Custodian for Purchaser.

(b) Seller shall maintain a complete set of books and records for each Related Mortgage Loan which shall be clearly marked to reflect the beneficial ownership interest in each Related Mortgage Loan of the holder of the Related Participation Certificate. Seller shall notify MERS of the beneficial ownership interest of Purchaser in each MERS Mortgage Loan through the MORNET system or any other comparable system acceptable to MERS. Upon request of Purchaser, Seller shall prepare and deliver to MERS an Assignment of Mortgage from MERS to Purchaser or its designee. Upon due execution by MERS, Seller shall cause such Assignment of Mortgage to be recorded in the public land records upon request of Purchaser.

(c) Purchaser and Seller confirm that the transactions contemplated herein are intended to be sales of the Participation Certificates by Seller to Purchaser rather than borrowings secured by the Participation Certificates. In the event, for any reason, any transaction is construed by any court or regulatory authority as a borrowing rather than as a sale, Seller and Purchaser intend that Purchaser or its Assignee, as the case may be, shall have a perfected first priority security interest in Seller’s interest in the Participation Certificates, all of the servicing rights with respect to the Related Mortgage Loans, the Custodial Account and all amounts on deposit therein, the Related Mortgage Loans subject to each Participation Certificate, all documents, records (including Servicing Records), instruments and data evidencing the Related Mortgage Loans and the servicing thereof, the Takeout Commitments and the proceeds of any and all of the foregoing (collectively, the “Collateral”), free and clear of adverse claims, to secure Seller’s obligations to Purchaser hereunder. In such case, Seller shall be deemed to have hereby granted to Purchaser or its Assignee, as the case may be, a first priority security interest in and lien upon the Collateral, free and clear of adverse claims, to secure Seller’s obligations to Purchaser hereunder. In such event, this Agreement shall constitute a security agreement, the Custodian shall be deemed to be an independent custodian for purposes of perfection of the security interest herein granted to Purchaser, and Purchaser or each such Assignee shall have all of the rights of a secured party under applicable law.

Section 9. Representations and Warranties.

(a) Seller hereby represents and warrants to Purchaser as of the date hereof and with the respect to the Related Mortgage Loans as of the date of each issuance and delivery of a Participation Certificate that:

(i) All representations and warranties made and all information (including, without limitation, any financial information concerning Seller) and documents or copies of documents furnished by Seller to Purchaser pursuant to or in connection with this Agreement are and will be true and correct in all material respects at the time when made and at all times thereafter or, if limited to a specific date, as of the date to which they refer;

(ii) Seller is duly organized and validly existing under the laws of the jurisdiction of its organization, and it has qualified to do business in each jurisdiction in which it is legally required to do so. Seller has the authority under its constitutive documents and applicable law to enter into this Agreement and the Custodial Agreement and to perform all acts contemplated hereby and thereby or in connection herewith and therewith. This Agreement, the Custodial Agreement, the Electronic Tracking Agreement and the transactions contemplated hereby and thereby have been approved by the board of directors of Seller, and Seller has taken all action necessary to make this Agreement and the Custodial Agreement its valid and binding obligation enforceable in accordance with the terms hereof;

(iii) The consummation of the transactions contemplated by this Agreement and the Custodial Agreement are in the ordinary course of business of Seller and will not result in the breach of any provision of the charter or by-laws of Seller or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller, the Related Mortgage Loans or any of Seller’s property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller, the Related Mortgage Loans or Seller’s property is subject. Without limiting the generality of the foregoing, the consummation of the transactions contemplated herein or therein will not violate any policy, regulation or guideline of the FHA or VA or result in the voiding or reduction of the FHA insurance, VA guarantee or any other insurance or guarantee in respect of any Related Mortgage Loan, or otherwise render such Related Mortgage Loans, individually or in the aggregate, ineligible (pursuant to the applicable Agency Guide or otherwise) for inclusion in a pool of mortgages supporting a Security, and such FHA insurance or VA guarantee is in full force and effect or shall be in full force and effect as required by the applicable Agency Guide;

(iv) This Agreement, the Custodial Agreement and every document to be executed by Seller pursuant to this Agreement is and will be valid, binding and subsisting obligations of Seller, enforceable in accordance with their respective terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally. No consents or approvals are required to be obtained by Seller or its Parent Company, if any, for the execution, delivery and performance of this Agreement or the Custodial Agreement by Seller;

(v) Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any Participation Certificate or Related Mortgage Loan (except to any Warehouse Lender which provides a Warehouse Lender’s Release in the form of Exhibit D hereto) to any person other than Purchaser, and upon delivery of a Participation Certificate to Purchaser, Purchaser will be the sole owner thereof, free and clear of any lien, claim or encumbrance;

(vi) Neither this Agreement nor any representations and warranties or information relating to Seller that Seller has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Custodial Agreement or Seller’s financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect;

(vii) There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge, threatened against or affecting Seller (or, to Seller’s knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement, the Custodial Agreement or any agreement or instrument to which Seller is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, or would or could materially and adversely affect Seller’s ability to carry out its obligations hereunder;

(viii) Seller has all requisite Approvals;

(ix) The Custodian is an eligible custodian under each applicable Agency Guide and each applicable Agency Program, and is not an Affiliate of Seller;

(x) This Agreement and the Custodial Agreement, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder or the Custodian, or with the intent to hinder, delay or defraud any creditor or Purchaser;

(xi) As of the last day of each month, Seller’s Tangible Net Worth is not less than $50,000,000. As of the last day of each month, the ratio of Seller’s Total Indebtedness to Tangible Net Worth is not greater than 12:1;

(xii) The consideration received by Seller upon the sale of each Participation Certificate will constitute reasonably equivalent value and fair consideration for the beneficial ownership interest in the Mortgage Loans evidenced by that Participation Certificate; and

(xiii) Seller maintains a committed warehouse facility in an amount equal to not less than fifty million dollars ($50,000,000) which is in full force and effect, with a third party lender which is not an Affiliate of Seller.

(b) Seller hereby represents and warrants to Purchaser with respect to each Related Mortgage Loan as of the Purchase Date in respect of the Related Participation Certificate that:

(i) Such Mortgage Loan was, immediately prior to the sale to Purchaser of the Related Participation Certificate, owned solely by Seller, is not subject to any lien, claim or encumbrance (other than the lien of a Warehouse Lender), including, without limitation, any such interest pursuant to a loan or credit agreement for warehousing mortgage loans, and was originated and serviced in accordance with all applicable law and regulations, including without limitation the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act, regulations issued pursuant to any of the aforesaid, and any and all rules, requirements, guidelines and announcements of the Applicable Agency, and, as applicable, the FHA and VA, as the same may be amended from time to time. Each HARP Mortgage Loan was originated in Strict Compliance with and remains in compliance with the Agency Guides and the guidance issued by the Federal Housing Finance Authority, Fannie Mae and Freddie Mac for origination of mortgage loans under the Home Affordable Refinance Program, as the same may be amended from time to time;

(ii) The improvements on the land securing such Mortgage Loan are and will be kept insured at all times by responsible insurance companies reasonably acceptable to Purchaser against fire and extended coverage hazards under policies, binders or certificates of insurance with a standard mortgagee clause in favor of Seller and its assigns, providing that such policy may not be canceled without prior notice to Seller. Any proceeds of such insurance collected and retained by Seller (and not required by law or any loan document to be remitted to the borrower) shall be held in trust for the benefit of Purchaser. The scope and amount of such insurance shall satisfy the rules, requirements, guidelines and announcements of the Applicable Agency, and shall in all cases be at least equal to the lesser of (A) the principal amount of such Mortgage Loan or (B) the maximum amount permitted by applicable law, and shall not be subject to reduction below such amount through the operation of a coinsurance, reduced rate contribution or similar clause;

(iii) The Mortgage Loan conforms in all respects to the requirements of this Agreement, the Sale Agreement, and the terms of the Takeout Commitment.

(iv) Each Mortgage is a valid first lien on the Mortgaged Property and is covered by an attorney’s opinion of title acceptable to the Applicable Agency or by a policy of title insurance on a standard ALTA or similar lender’s form in favor of Seller and its assigns, subject only to exceptions permitted by the applicable Agency Program. Seller shall hold for the benefit of Purchaser such policy of title insurance, and, upon request of Purchaser, shall immediately deliver such policy to Purchaser or to the Custodian on behalf of Purchaser;

(v) Such Mortgage Loan was originated not more than ninety (90) days prior to the related Purchase Date;

(vi) To the extent applicable, such Mortgage Loan is either insured by the FHA under the National Housing Act, guaranteed by the VA under the Servicemen’s Readjustment Act of 1944 or is otherwise insured or guaranteed in accordance with the requirements of the applicable Agency Program and is not subject to any defect that would prevent recovery in full or in part against the FHA, VA or other insurer or guarantor, as the case may be;

(vii) Such Mortgage Loan is subject to a Takeout Commitment and conforms in all respects with all requirements of such Takeout Commitment. Each Takeout Commitment is valid and enforceable and Seller has no knowledge that Takeout Investor will not be able to perform under the terms of such Takeout Commitment;

(viii) Such Mortgage Loan is in Strict Compliance with the requirements and specifications (including, without limitation, all representations and warranties required in respect thereof) set forth in the applicable Agency Guide;

(ix) Such Mortgage Loan is eligible, in all respects, to be pooled in a FHMLC Security, FNMA Security or GNMA Security, as the case may be, and is scheduled to be securitized within forty-five (45) days of the related Purchase Date hereunder;

(x) With respect to each MERS Mortgage Loan, a MIN has been assigned by MERS and such MIN is accurately provided on the schedule of Mortgage Loans attached to the Related Participation Certificate. For Mortgage Loans that are not MERS Mortgage Loans, the related Assignment of Mortgage has been duly and properly recorded;

(xi) With respect to each MERS Mortgage Loan, Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(xii) Seller has full right and authority, subject to no interest or participation of, or agreement with, any other party (other than the rights of a Warehouse Lender), to sell and assign the Mortgage Loan pursuant to this Agreement;

(xiii) To the extent applicable, each Mortgage Loan is being serviced by a mortgage sub-servicer having all Approvals necessary to make such Mortgage Loan eligible to back a Security;

(xiv) No Mortgage Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended, or (b) classified as a “high cost” mortgage loan, “covered” mortgage loan, “predatory” mortgage loan, “threshold” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law imposing heightened regulatory scrutiny or providing assignee liability to holders of such mortgage loans;

(xv) No predatory or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a mortgagor which has no apparent benefit to the mortgagor, were employed in connection with the origination of the Mortgage Loan. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of the Applicable Agency;

(xvi) The Mortgage Loan is eligible for sale in the secondary market without being priced at an unreasonable discount and for inclusion in a publicly issued or privately placed mortgage backed securities transaction that can be rated by each nationally recognized rating agency without unreasonable credit enhancement;

(xvii) No servicing agreement has been entered into with respect to the Mortgage Loan, or any such servicing agreement has been terminated and there are no restrictions, contractual or governmental, which would impair the ability of Purchaser or Purchaser’s designees from servicing the Mortgage Loan;

(xviii) Neither Seller nor any prior holder of the related Mortgage has modified the such Mortgage in any material respect; satisfied, canceled or subordinated such Mortgage in whole or in part; released the related Mortgaged Property in whole or in part from the lien of such Mortgage; or executed any instrument of release, cancellation, modification or satisfaction unless such release, cancellation, modification or satisfaction does not adversely affect the value of the Mortgage Loan and is contained in the related Mortgage File;

(xix) The Mortgage Loan is not in default, and all scheduled monthly payments of principal and interest on such Mortgage Loan due prior to the Purchase Date and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents have been paid. Seller has not advanced funds, or induced or solicited any advance of funds by a party other than the related Mortgagor directly or indirectly, for the payment of any amount required by the Mortgage Loan;

(xx) The origination, servicing and collection practices used with respect to the related Mortgage Note and related Mortgage including, without limitation, the establishment, maintenance and servicing of the escrow accounts and escrow payments, if any, since origination, have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry. To the extent serviced by Seller, the Mortgage Loan has been serviced by Seller or assigned subservicer in accordance with the terms of the related Mortgage Note and accepted servicing practices of prudent mortgage lenders. With respect to escrow deposits and escrow payments, if any, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or escrow payments or other charges or payments due Seller have been capitalized under the related Mortgage or the related Mortgage Note and no such escrow deposits or escrow payments are being held by Seller for any work on the related Mortgaged Property which has not been completed;

(xxi) There is no default, breach, violation or event of acceleration existing under the related Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace of cure period, would constitute a default, breach, violation or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration;

(xxii) The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Mortgage Note or the related Mortgage, or the exercise of any right thereunder, render either the related Mortgage Note or the related Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(xxiii) The related Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally. To the actual knowledge of Seller, all parties to the related Mortgage Note and the related Mortgage had legal capacity to execute such Mortgage Note and such Mortgage and the related Mortgage Note and the related Mortgage have been duly and properly executed by the related Mortgagor;

(xxiv) The Mortgage Loan meets, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury, and the Mortgage Loan is not usurious;

(xxv) Either (A) Seller and every other holder of the related Mortgage, if any, were authorized to transact and do business in the jurisdiction in which the related Mortgaged Property is located at all times when such party held such Mortgage; or (B) the loan of mortgage funds, the acquisition of such Mortgage (if Seller was not the original lender), the holding of such Mortgage and the transfer of such Mortgage did not constitute the transaction of business or the doing of business in such jurisdiction;

(xxvi) The proceeds of the Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder and any and all requirements as to completion of any on site or off-site improvements and as to disbursements of any escrow funds, therefore, have been complied with. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loans were paid;

(xxvii) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the related Mortgaged Property of the benefits of the security, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to the related Mortgagor which would interfere with the right to sell the related Mortgaged Property at a trustee’s sale or the right to foreclose the related Mortgage;

(xxviii) The Mortgage Loan was originated free of any “original issue discount” with respect to which the owner of the Mortgage Loan could be deemed to have income pursuant to Sections 1271 et seq. of the Internal Revenue Code;

(xxix) [Intentionally Omitted];

(xxx) To the best of Seller’s knowledge, (A) all of the improvements which are included for the purpose of determining the Appraised Value of the related Mortgaged Property lie wholly within the boundaries and building restriction lines of such property, and (B) no improvements on adjoining properties encroach upon such Mortgaged Property;

(xxxi) To the best of Seller’s knowledge, no improvement located on or being part of the related Mortgaged Property is in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Property, and with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, had been made or obtained from the appropriate authorities and such Mortgaged Property was lawfully occupied under applicable law. To the best of Seller’s knowledge, no improvement located on or being part of the related Mortgaged Property is in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required to be made or issued with respect to such Mortgaged Property, and with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and such Mortgaged Property is lawfully occupied under applicable law;

(xxxii) There is no proceeding pending for the total or partial condemnation of the related Mortgaged Property and said property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty;

(xxxiii) The related Custodial File contains, and the related Credit File contains or shall contain prior to the Expiration Date, each of the documents and instruments specified to be included therein duly executed and in due and proper form and each such document or instrument is either in form acceptable to FNMA or FHMLC or is a uniform instrument. The related Mortgage Note and related Mortgage are on forms approved by FNMA or FHMLC with such riders as have been approved by FNMA or FHMLC; the Custodian is currently in possession of the Custodial File for the Mortgage Loan and Seller is in possession or shall be prior to the Expiration Date of the Credit File for the Mortgage Loan and there are no custodial agreements in effect adversely affecting the rights of Seller to make the deliveries required within the required time. Seller shall not deliver a Credit File to Takeout Investor prior to the related Settlement Date;

(xxxiv) The original principal amount of the related Mortgage Note either (a) was not more than 80% of the lesser of (i) the purchase price of the related Mortgaged Property paid by the related Mortgagor at the origination of the Mortgage Loan and (ii) the Appraised Value of the related Mortgaged Property, such Appraised Value being, for the purposes hereof, the amount set forth in an appraisal (provided, that, with respect to each HARP Mortgage Loan, the related Agency has provided a reliable AVM (automated valuation model) estimate) made in connection with the origination of such Mortgage Loan, or (b) is and will be insured as to payment defaults by a policy of primary mortgage guaranty insurance in accordance with the Sale Agreement and all provisions of such primary mortgage guaranty insurance policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage Loan subject to any such policy of primary mortgage guaranty insurance obligates the Mortgagor thereunder to maintain such insurance and pay all premiums and charges in connection therewith. The original principal amount of the related Mortgage Note was not more than 100% of the lesser of the Appraised Value or the purchase price of the related Mortgaged Property paid by the related Mortgagor at the origination of the Mortgage Loan. No action, event or state of facts exists or has existed which, because of its involving or arising from any dishonest, fraudulent, criminal, negligent or knowingly wrongful act, error or omission by the related Mortgagor or the originator or servicer of the Mortgage Loan, would result in the exclusion from, denial of, or defense to coverage which otherwise would be provided by such insurance;

(xxxv) The related Mortgaged Property consists of a single parcel of real property;

(xxxvi) To the best of Seller’s knowledge, there are no circumstances or conditions with respect to the related Mortgage, the related Mortgaged Property, the related Mortgagor or such Mortgagor’s credit standing that can be reasonably expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or adversely affect the value or marketability of the Mortgage Loan;

(xxxvii) The related Mortgage Note, the related Mortgage, an Assignment of Mortgage from Seller in blank (except with respect to MERS Mortgage Loans), and any other documents required to be delivered with respect to the Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

(xxxviii) To the best of Seller’s knowledge, no error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to the Mortgage Loan has taken place on the part of any person, including without limitation the related Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(xxxix) With respect to a MERS Mortgage Loan, the related Takeout Investor has been notified that the mortgagee of record is MERS and has consented to such assignment of such MERS Mortgage Loan;

(xl) The related Mortgagor was not required to purchase any credit insurance product (e.g., life, mortgage, disability, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No proceeds from the Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

(xli) The Mortgage Loan was not selected from the outstanding one- to four-family mortgage loans in Seller’s portfolio as to which the representations and warranties set forth in this Agreement could be made at the related Purchase Date in a manner so as to affect adversely the interests of Purchaser; and

(xlii) The related Mortgagor did not agree to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. The Mortgage Loan is not subject to any mandatory arbitration.

The representations and warranties of Seller in this Section 9 are unaffected by and supersede any provision in any endorsement of any Related Mortgage Loan or in any assignment with respect to such Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty.

Section 10. Covenants of Seller. Seller hereby covenants and agrees with Purchaser as follows:

(a) Seller shall deliver to Purchaser:

(i) Within ninety (90) days after the end of each fiscal year of Seller, the consolidated balance sheets of Seller and its consolidated subsidiaries, which will be in conformity with GAAP, and the related consolidated statements of income showing the financial condition of Seller and its consolidated subsidiaries as of the close of such fiscal year and the results of operations during such year, and a consolidated statement of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated financial statements are to be reported on by, and to carry the report (reasonably acceptable in form and content to Purchaser) of, an independent public accountant of national standing reasonably acceptable to Purchaser and are to be accompanied by a letter of management in form and substance reasonably acceptable to Purchaser;

(ii) Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Seller, unaudited consolidated balance sheets and consolidated statements of income, all to be in a form reasonably acceptable to Purchaser, showing the financial condition and results of operations of Seller and its consolidated subsidiaries on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, certified by a financial officer of Seller (reasonably acceptable to Purchaser) as presenting fairly the financial position and results of operations of Seller and its consolidated subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;

(iii) Promptly upon receipt thereof, a copy of each other report submitted to Seller by its independent public accountants in connection with any annual, interim or special audit of Seller;

(iv) Promptly upon becoming aware thereof, notice of (A) the commencement of, or any determination in, any legal, judicial or regulatory proceedings, (B) any dispute between Seller or its Parent Company and any governmental or regulatory body, or (C) any event or condition, which, in any case of (A) or (B), if adversely determined, would have a material adverse effect on (1) the validity or enforceability of this Agreement, (2) the financial condition or business operations of Seller, (3) the Approvals of Seller or (4) the ability of Seller to fulfill its obligations under this Agreement;

(v) Promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by its Parent Company, Seller or any of Seller’s consolidated subsidiaries in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the SEC or any governmental authority succeeding to any or all of the functions of the SEC;

(vi) Promptly upon becoming available, copies of any press releases issued by its Parent Company or Seller related to, and copies of any annual and quarterly financial reports and any reports on Form H-(b)12 which its Parent Company or Seller may be required to file with the SEC, the FDIC or the OCC or comparable reports which a Parent Company or Seller may be required to file with the SEC, the FDIC, the OCC or any other federal banking agency containing such financial statements and other information concerning such Parent Company’s or Seller’s business and affairs as is required to be included in such reports in accordance with the rules and regulations of the SEC, the FDIC, the OCC or such other banking agency, as may be promulgated from time to time;

(vii) Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of its Parent Company, Seller or any of Seller’s consolidated subsidiaries as Purchaser may reasonably request;

(viii) Prior to the first Purchase Date hereunder and at the request of Purchaser at any time thereafter, a copy of an Officer’s Certificate in the form attached hereto as Exhibit G together with (1) the certificate of formation of Seller and any amendments thereto, certified by the Secretary of State of Seller’s state of organization, (2) a copy of Seller’s by-laws, together with any amendments thereto, and (3) a copy of the resolutions adopted by Seller’s board of directors authorizing Seller to enter into this Agreement and the Custodial Agreement and authorizing one or more of Seller’s officers to execute the documents related to this Agreement and the Custodial Agreement. In addition, on each Purchase Date hereunder, Seller shall provide to Purchaser an Officer’s Certificate in the form attached hereto as Exhibit H;

(ix) Evidence that all other actions necessary or, in the opinion of Purchaser, desirable to perfect and protect Purchaser’s interest in the Related Mortgage Loans and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(x) Notification of any material adverse change in any committed warehouse facility maintained by Seller within two (2) Business days of such change; and

(xi) Promptly upon becoming aware thereof, notice of any material adverse change in the business, operations, prospects or financial condition of Seller, including, without limitation, the insolvency of Seller or its Parent Company.

(b) Neither Seller nor any affiliate thereof will acquire at any time any Participation Certificate or any other economic interest in or obligation with respect to any Related Mortgage Loan except for the subservicing rights relating thereto and bare legal title to the Related Mortgage Loans.

(c) Reserved.

(d) Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has complied with all rules and procedures of MERS. In connection with the assignment of any Related Mortgage Loan registered on the MERS System, Seller agrees that at the request of Purchaser it will, at Seller’s own cost and expense, cause the MERS System to indicate that a beneficial interest in such Mortgage Loan has been transferred to Purchaser in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Related Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold. Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Related Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement, and Seller shall retain its membership in MERS at all times during the term of this Agreement.

(e) Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, any sale of a Participation Certificate to Purchaser.

(f) Seller will not sell any Participation Certificate to Purchaser with any intent to hinder, delay or defraud any of Seller’s creditors.

(g) Seller shall take all necessary actions to maintain its Approvals at all times during the term of this Agreement. If, for any reason, Seller ceases to maintain such Approvals, Seller shall so notify Purchaser immediately.

(h) Seller will comply in all material respects with all laws, rules and regulations to which it is or may become subject.

(i) Seller shall, upon request of Purchaser, promptly execute and deliver to Purchaser all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

Section 11. Indemnification.

Seller agrees to indemnify and hold Purchaser and its assigns harmless from and against all Losses resulting from, relating to or otherwise arising in connection with any breach or failure to perform by Seller of any representation, warranty, covenant, term or condition made or to be performed by Seller under this Agreement (including, without limitation, any failure to perform servicing obligations) in strict compliance with the terms of this Agreement.

Section 12. Set-off.

In addition to any rights and remedies of Purchaser provided by this Agreement and by law, Purchaser shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder to set-off and appropriate and apply against such amount any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchaser or any Affiliate thereof to or for the credit or the account of Seller (including, without limitation, the amount of any accrued and unpaid Completion Fees). Purchaser may also set-off cash and all other sums or obligations owed by Purchaser or its Affiliates to Seller (whether under this Agreement or under any other agreement between the parties or between Seller and any Affiliate of Purchaser) against all of Seller’s obligations to Purchaser or its Affiliates (whether under this Agreement or under any other agreement between the parties or between Seller and any Affiliate of Purchaser), whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser’s or its Affiliate’s right to recover any deficiency.

Section 13. Term.

This Agreement shall continue in effect until terminated as to future transactions by written instruction signed by either Seller or Purchaser and delivered to the other, provided that no termination will affect the obligations hereunder as to any of the Participation Certificates then outstanding hereunder or any Related Mortgage Loan not yet delivered to the related Takeout Investor.

Section 14. Exclusive Benefit of Parties; Assignment.

This Agreement is for the exclusive benefit of the parties hereto and their respective successors and assigns and shall not be deemed to give any legal or equitable right to any other person, including the Takeout Investor and Custodian. Except as provided in Section 7, no rights or obligations created by this Agreement may be assigned by either party hereto without the prior written consent of the other party. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 15. Amendments; Waivers; Cumulative Rights.

This Agreement may be amended from time to time only by written agreement of Seller and Purchaser. Any forbearance, failure or delay by either party in exercising any right, power or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by either party of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of either party shall continue in full force and effect until specifically waived by such party in writing. No right, power or remedy shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred hereby or hereafter available at law or in equity or by statute or otherwise.

Section 16. Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

Section 17. Effect of Invalidity of Provisions.

In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 18. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH ON ANNEX A; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 19. Notices.

Any notices, consents, elections, directions and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given when telecopied or delivered by overnight courier to, personally delivered to, or on the third day following the placing thereof in the mail, first class postage prepaid to, the parties hereto at the related address set forth in Annex A or to such other address as either party shall give notice to the other party pursuant to this Section. Notices to any Assignee shall be given to such address as the Assignee shall provide to Seller in writing.

Section 20. Entire Agreement.

This Agreement, the Participation Certificates, the Custodial Agreement and the Electronic Tracking Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements between them, oral or written, of any nature whatsoever with respect to the subject matter hereof.

Section 21. Costs of Enforcement.

(a) In addition to any other indemnity specified in this Agreement, Seller agrees to pay as and when billed by Purchaser all of the out-of pocket costs and expenses incurred by Purchaser in connection with the development, preparation, and execution of, and any amendment, supplement or modification to, and enforcement of this Agreement, any other related document or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Purchaser all of the out-of-pocket costs and expenses incurred in connection with the consummation, monitoring and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Purchaser and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Purchaser with respect to the Related Mortgage Loans under this Agreement.

(b) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchaser, in its sole discretion and Seller shall remain liable for any such payments by Purchaser. No such payment by Purchaser shall be deemed a waiver of any of Purchaser’s rights under this Agreement.

(c) In addition to any other indemnity specified in this Agreement, in the event of a breach by Seller of this Agreement, the Custodial Agreement, a Participation Certificate, the Electronic Tracking Agreement or a Takeout Commitment, Seller agrees to pay the reasonable attorneys’ fees and expenses of Purchaser and/or any Assignee incurred as a consequence of such breach.

Section 22. Securities Contract.

Seller and Purchaser recognize that each sale of a Participation Certificate (including and the related servicing rights) under this Agreement is a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code. It is understood that Purchaser shall have the right to liquidate, terminate and accelerate, or exercise any other remedies permitted upon the occurrence of any Servicing Termination Event, and that such liquidation, termination and acceleration rights constitute contractual rights to liquidate, terminate and accelerate the transactions under a securities contract as described in Section 555 of the Bankruptcy Code.

Section 23. Consent to Service.

Each party irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address provided pursuant to Section 19.

Section 24. Construction.

The headings in this Agreement are for convenience only and are not intended to influence its construction. References to Sections, Exhibits and Annexes in this Agreement are to the Sections of and Exhibits and Annexes to this Agreement. The Exhibits and Annexes are part of this Agreement. In this Agreement, the singular includes the plural, the plural the singular, and the words “and” and “or” are used in the conjunctive or disjunctive as the sense and circumstances may require.

Section 25. Further Assurances.

Seller and Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Purchaser and Seller have duly executed this Agreement as of the date and year set forth on the cover page hereof.

JEFFERIES MORTGAGE FUNDING, LLC, as Purchaser

By:
Name:
Title:

LOANDEPOT.COM, LLC, as Seller

By:
Name:
Title:

Participation Purchase and Sale Agreement (Gestation) – Jeffries Mortgage Finance/loanDepot.com, LLC